Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 29, 2008) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the third quarter and the nine-month period ended September 30, 2008. Net income for the three month period ended September 30, 2008, was $1,149,000, or $0.32 per share (basic and diluted), compared to $1,025,000, or $0.31 per share (basic and diluted), for the three month period ended September 30, 2007. Net income for the nine month period ended September 30, 2008, was $3,902,000, or $1.09 per share basic and $1.08 per share diluted, compared with $3,155,000, or $0.87 per share (basic and diluted), for the nine month period ended September 30, 2007.

Commenting on the Company’s performance, John E. Peck, president and chief executive officer, said, “We are pleased that, given the difficulties in the economy and credit markets, the Company’s financial performance remains impressive. For the first nine months in 2008, the Company’s loan portfolio grew by more than $59.9 million. The Company’s net income is more than $700,000 greater than the same period last year despite increasing its provision for loan loss expense by more than $900,000 over the same period. At September 30, 2008, Company’s allowance for loan loss balance is now 0.92% of loans as compared to 0.83% at December 31, 2007. The Company has no equity ownership in either Freddie Mac or Fannie Mac and has not participated in any subprime lending programs.”

Mr. Peck continued, “At September 30, 2008, the Company’s non-performing asset ratio increased to 1.04% of total assets. The increase in this ratio is largely the result of one credit relationship that is currently in bankruptcy. The Company believes that its collateral position is adequate and the any losses related to this relationship are relatively minor and are fully reserved for in the Company’s allowance for loan loss account. The Company will continue to strengthen its capital reserves to prepare for future growth.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Pleasant View, Tennessee and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241

HFBC Reports Third Quarter Results

October 29, 2008

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Selected Financial Indicators as of:
	September 30, 2008	December 31, 2007
Total assets	$843,435	$808,352
Loans receivable, gross	627,234	581,094
Securities available for sale	144,171	142,310
Securities held to maturity	499	14,095
Required investment in FHLB stock, at cost	4,050	3,836
Allowance for loan loss	5,749	4,842
Total deposits	646,705	598,753
Total FHLB borrowings	91,412	101,882
Repurchase agreements	32,558	37,199
Stockholders’ equity	56,453	55,803
Book value per share, gross	$15.75	$15.54
Tangible book value per share	$13.79	$13.40
Allowance for loan loss / Gross loans	0.92%	0.83%
Non-performing assets / Total asset	1.04%	0.12%
Non-performing loans / Total loans	1.34%	0.10%
Tier 1 Capital - Bank	7.25%	6.97%
Total Risk Based Capital - Bank	10.80%	10.47%
Year to date tax equivalent net yield on interest earning assets	3.15%	2.98%

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HFBC Reports Third Quarter Results

October 29, 2008

HOPFED BANCORP, INC.

Results of Operations

(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans receivable	10,384	10,397	31,362	30,130
Investment in securities, taxable	1,750	1,772	5,068	5,603
Nontaxable securities available for sale	153	129	477	374
Interest-earning deposits	23	93	118	347

Total interest and dividend income	12,310	12,391	37,025	36,454

Interest expense:
Deposits	4,967	5,635	15,331	16,484
Advances from Federal Home Loan Bank	985	1,145	3,018	3,259
Repurchase agreements	256	403	856	979
Subordinated debentures	121	192	405	587

Total interest expense	6,329	7,375	19,610	21,309

Net interest income	5,981	5,016	17,415	15,145
Provision for loan losses	805	224	1,682	702

Net interest income after provision for loan losses	5,176	4,792	15,733	14,443

Non-interest income:
Service charges	1,250	1,076	3,420	2,968
Merchant card income	148	125	432	361
Gain on sale of loans	7	30	112	82
Gain on sale of securities	16	—	718	—
Income from bank owned life insurance	68	77	203	247
Financial services commission	321	294	840	879
Other operating income	201	275	787	847

Total non-interest income	2,011	1,877	6,512	5,384

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HFBC Reports Third Quarter Results

October 29, 2008

HOPFED BANCORP, INC.

Results of Operations (continued)

(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Non-interest expenses:
Salaries and benefits	2,875	2,729	8,667	7,927
Occupancy expense	726	683	2,112	1,945
Data processing expense	582	477	1,685	1,359
State deposit tax	128	145	384	411
Intangible amortization expense	204	224	643	705
Professional services expense	265	337	815	1,113
Advertising expense	313	236	910	741
Postage and communications expense	162	151	476	398
Supplies expense	86	87	253	270
Other operating expenses	272	165	749	506

Total non-interest expense	5,613	5,234	16,694	15,375

Income before income tax expense	1,574	1,435	5,551	4,452
Income tax expense	425	410	1,649	1,297

Net income	$1,149	$1,025	$3,902	$3,155

Net income per share, basic	$0.32	$0.31	$1.09	$0.87

Net income per share, diluted	$0.32	$0.31	$1.08	$0.87

Dividend per share	$0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding - basic	3,578,924	3,584,053	3,592,525	3,607,870

Weighted average shares outstanding - diluted	3,583,018	3,607,093	3,604,581	3,628,455

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